Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

DUKE REALTY CORPORATION REPORTS

FOURTH QUARTER AND FULL YEAR 2009 RESULTS

Liquidity Position Enhanced

2009 FFO Delivered within Guidance

2010 FFO Guidance Issued

(INDIANAPOLIS, January 27, 2010) – Duke Realty Corporation (NYSE: DRE), a leading industrial and office property REIT, today reported results for the fourth quarter and full year 2009.

Operating Highlights

•

Recurring funds from operations per diluted share which excludes certain non-recurring items (“Recurring FFO”) was $0.31 for the quarter and $1.45 for the year; in line with guidance. FFO including non-recurring items was $0.33 for the quarter and $0.06 for the year.

•	Liquidity position further enhanced during the quarter:

•	Unsecured revolving line of credit completed; $850 million facility renewed through February 2013 with $200 million accordion feature; no balance outstanding on the line at year end;

•	Properties and land sold; $150 million in proceeds generated in the fourth quarter;

•	Available cash at year end to pay all 2010 unsecured debt maturities;

•	Over $1.6 billion of capital raised during the year.

•	Positive momentum in operating performance:

•	Overall portfolio occupancy increased to 87.8 percent;

•	Tenant retention rate at nearly 80 percent;

•	Positive net absorption for the quarter and over 22 million square feet of leases completed during the year;

Duke Realty Corporation Reports Fourth Quarter and Full Year Results

January 27, 2010

•	Total overhead expenses reduced over 10 percent year over year according to plan.

•	2010 Recurring FFO guidance issued: $0.95 - $1.15 per share.

“During 2009 we made significant progress on the capital side of our business, raising over $1.6 billion. In addition, during the fourth quarter we renewed our line of credit through 2013 and had no balance outstanding on the line at year end,” said Dennis D. Oklak, chairman and chief executive officer. “We also ended the year with positive leasing momentum, increasing our occupancy by 80 basis points during the fourth quarter.”

Oklak continued, “As we look forward to 2010, we expect economic conditions to remain challenging; however, we will continue to execute on our operating, capital and asset strategies.”

Financial Performance

•	The following table reconciles FFO, as defined by NAREIT, to Recurring FFO as measured by the company, for both the fourth quarter and years ended 2009 and 2008.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
FFO	$0.33	$0.70	$0.06	$2.51
Adjustments
Impairment charges and loss on business combinations	—	0.07	1.45	0.07
Gains on debt transactions	—	(0.01)	(0.10)	(0.01)
Gains on preferred stock repurchases	—	(0.09)	—	(0.09)
Valuation adjustments on deferred tax assets	(0.02)	—	0.04	—

Recurring FFO	$0.31	$0.67	$1.45	$2.48

•

Recurring FFO for the fourth quarter was $0.31 compared with $0.67 for the fourth quarter of 2008. The variance is primarily attributable to an increase in our weighted average share count due to the common equity offering in April 2009, gains on the sale of land and build-for-sale properties in the fourth quarter of 2008 and gains on the repurchase of preferred stock and debt in the fourth quarter of 2008. Recurring FFO for the year was $1.45 compared with $2.48 for 2008, and this variance was also primarily attributable to the same items mentioned above causing the quarterly variance. Recurring FFO includes $2.9 million ($0.01 per share) and $9.6 million ($0.05 per share) of severance costs for the fourth quarter and year 2009, respectively.

Duke Realty Corporation Reports Fourth Quarter and Full Year Results

January 27, 2010

•

Net income per diluted share (EPS) for fourth quarter 2009 was a loss of $0.02, as compared to earnings of $0.13 for the same quarter in 2008. The variance is primarily attributable to a gain on the repurchase of preferred stock and debt recognized in the fourth quarter of 2008. EPS for the year was a loss of $1.67 compared to earnings of $0.33 for 2008. The loss was primarily driven by $302.6 million of non-cash impairment charges recognized in 2009 and the dilution from the follow on equity offering as noted above.

Financing Transactions and Liquidity

•

The company successfully renewed its unsecured revolving credit facility in November 2009. Under terms of the renewal, the facility has a borrowing capacity of $850 million with an interest rate on borrowings of 275 basis points plus LIBOR, and matures in February 2013. The terms also include a $200 million accordion feature to increase the facility to $1.05 billion. There is currently no balance outstanding under the facility.

•

Total capital raised in 2009 exceeded $1.6 billion from equity and unsecured debt offerings, asset sales, and secured financing transactions. As of year-end 2009, the company had approximately $1 billion of liquidity available from its available unsecured line of credit and cash on hand.

Portfolio Performance

“Despite the challenging leasing markets, 2009 ended with positive momentum in operations including filling a significant portion of our speculative industrial space with long-term leases and quality tenants,” said Mr. Oklak. “Our tenant retention for 2009 was nearly 80 percent and we extended near term expirations when appropriate. The decisions we made throughout 2009 will contribute positively for the future as we come out of the recession.”

Specific operational highlights include:

•	Overall portfolio occupancy, including projects under development, was 87.8 percent as of December 31, 2009, compared to 87.0 percent at September 30, 2009.

•	Tenant retention for the fourth quarter and year were 79.6 percent and 79.4 percent, respectively.

•	The company executed major leases for properties during the fourth quarter, including filling speculative industrial buildings in Columbus, Chicago and Atlanta totaling 2 million square feet.

Duke Realty Corporation Reports Fourth Quarter and Full Year Results

January 27, 2010

•

Same property net operating income decreased by 5.9 percent for the fourth quarter of 2009, compared with the three-month period ended December 31, 2008. Same property net operating income decreased by approximately 2.7 percent for the 12-month period ended December 31, 2009, compared with the same period ended December 31, 2008, and was within expectations given the economic environment.

Real Estate Investment Activity

Development

Wholly Owned Properties

•

The company’s wholly owned development pipeline at December 31, 2009 consists of four significantly pre-leased projects and reflects reduced development volume as well as the company’s focus on pre-leased projects. The total estimated costs of these projects upon stabilization are $122.2 million, with $30.4 million in costs remaining to be funded. The pipeline is 662,000 square feet and 97 percent pre-leased in the aggregate.

•

During the fourth quarter 2009, the company placed into service five buildings and completed one expansion on an existing industrial asset. In aggregate, these assets and expansion totaled 702,000 square feet and were 83.6% pre-leased. Included in these assets were four medical office properties totaling approximately 280,000 square feet, which were 58.9% pre-leased in the aggregate, a 306,977 square foot expansion to a 100% pre-leased industrial building, and an 116,000 square foot, 100% pre-leased suburban office building.

Joint Venture Properties

•

The company’s joint venture development pipeline at December 31, 2009, consists of two projects which total 497,000 square feet and are 13 percent pre-leased. The total estimated costs of these projects upon stabilization are $157.8 million, with $61.9 million in remaining costs to be funded. Each joint venture has obtained third-party debt to finance construction of these properties. (All joint venture costs and square footage are reported at 100 percent ownership.)

•	The company began construction of one medical office property (62,000 square feet) that is 100% pre-leased.

Duke Realty Corporation Reports Fourth Quarter and Full Year Results

January 27, 2010

Dispositions

Proceeds from fourth quarter non-strategic building dispositions were $144.4 million at a stabilized capitalization rate of 8.3 percent and primarily comprised of mid-west office properties. For the year ended 2009, the company received gross proceeds of $299.7 million from the sale of non-strategic properties and land parcels.

Dividends Declared

The company’s board of directors declared a quarterly cash dividend on the company’s common stock of $0.17 per share, or $0.68 per share on an annualized basis. The fourth quarter dividend will be payable February 26, 2010, to shareholders of record as of February 12, 2010.

The board also declared the following dividends on the company’s outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Series J	DREPRJ	$0.414063	February 12, 2010	February 26, 2010
Series K	DREPRK	$0.406250	February 12, 2010	February 26, 2010
Series L	DREPRL	$0.412500	February 12, 2010	February 26, 2010
Series M	DREPRM	$0.434375	March 17, 2010	March 31, 2010
Series N	DREPRN	$0.453125	March 17, 2010	March 31, 2010
Series O	DREPRO	$0.523438	March 17, 2010	March 31, 2010

Earnings Guidance and 2010 Outlook

“As we look forward to the remainder of 2010, we expect another challenging year given the state of the economy,” Oklak said. “While economic forecasts call for tepid GDP growth during 2010, unemployment remains high and is expected to worsen with nominal economic growth forecasted by the end of the year. Our earnings guidance reflects the economic environment we face as we continue to focus on improving our portfolio performance and further positioning our business for growth as the economy recovers.”

The company expects Recurring FFO for 2010 to be in the range of $0.95 to $1.15 per share. The assumptions underlying Recurring FFO guidance are as follows:

•	No gains from the sale of build-for-sale properties;

Duke Realty Corporation Reports Fourth Quarter and Full Year Results

January 27, 2010

•	Relatively flat occupancy performance;

•	Slightly declining same property NOI growth;

•	Dilutive effect of non-strategic property dispositions;

•	Flat new development volume; and

•	No acquisitions

More specific assumptions and components of 2010 Recurring FFO will be available after 6:00pm EST today through the Investor Relations section of company’s web-site.

Information Regarding FFO

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) before non-controlling interest and excluding gains (losses) on sales of depreciable property and extraordinary items (computed in accordance with generally accepted accounting principles (“GAAP”)); plus real estate related depreciation and amortization, and after similar adjustments for unconsolidated joint ventures. We believe FFO to be most directly comparable to net income as defined by GAAP. We believe that FFO should be examined in conjunction with net income (as defined by GAAP) as presented in the financial statements accompanying this release. FFO does not represent a measure of liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of net income per share, as defined by GAAP, to FFO per share, as defined by NAREIT, is included in the financial information accompanying this release.

For information purposes, we also provide FFO adjusted for certain non-recurring items such as impairment charges, gains (losses) on debt transactions and gains (losses) on the repurchases of preferred stock to reflect what management defines as Recurring FFO. Although our calculation of Recurring FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance. A reconciliation of FFO as defined by NAREIT to Recurring FFO is included in the Financial Performance section of this release.

About Duke Realty Corporation

Duke Realty Corporation owns and operates more than 135 million rentable square feet of industrial and office, including medical office, space in 20 U.S. cities. Duke Realty Corporation is publicly traded on the NYSE under the symbol DRE and is listed on the S&P MidCap 400 Index. More information about Duke is available at www.dukerealty.com.

Duke Realty Corporation Reports Fourth Quarter and Full Year Results

January 27, 2010

Fourth Quarter Earnings Call and Supplemental Information

Duke is hosting a conference call tomorrow, January 28, 2010, at 3:00 p.m. EST to discuss its fourth quarter operating results. All investors and other interested parties are invited to listen to the call. Access is available through the Investor Relations section of the company’s Web site.

A copy of the company’s supplemental information fact book will be available after 6:00 p.m. EST today through the Investor Relations section of the company’s Web site

Cautionary Notice Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding the company’s future financial position, projected financing sources, future transactions with joint venture partners, future dividends, and future performance, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s abilities to control or predict. Such factors include, but are not limited to, (i) general adverse economic and local real estate conditions, including the current economic recession; (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (iv) the company’s ability to raise capital by selling its assets; (v) changes in governmental laws and regulations; (vi) the level and volatility of interest rates and foreign currency exchange rates; (vii) valuation of joint venture investments, (viii) valuation of marketable securities and other investments; (ix) increases in operating costs; (x) changes in the dividend policy for the company’s common stock; (xi) the reduction in the company’s income in the event of multiple lease terminations by tenants; and (xii) impairment charges. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s filings with the Securities and Exchange Commission. The company refers you to the section entitled “Risk Factors” contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2008. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Duke Realty Corporation Reports Fourth Quarter and Full Year Results

January 27, 2010

Contact Information:

Media:

Jim Bremner

317.808.6920

jim.bremner@dukerealty.com

Investors:

Randy Henry

317.808.6060

randy.henry@dukerealty.com

Duke Realty Corporation Statement of Operations December 31, 2009 (In thousands, except per share amounts)
	Quarter Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues:
Rental and related revenue	$226,098	$219,824	$894,580	$857,559
General contractor and service fee revenue	114,097	162,777	449,509	434,624

	340,195	382,601	1,344,089	1,292,183

Expenses:
Rental expenses	50,759	48,309	203,537	191,264
Real estate taxes	30,143	26,866	119,113	103,819
General contractor and service operations expenses	108,314	151,865	427,666	418,743
Depreciation and amortization	85,117	82,991	338,975	308,139

	274,333	310,031	1,089,291	1,021,965

Other Operating Activities
Equity in earnings of unconsolidated companies	2,543	6,633	9,896	23,817
Gain on sale of properties	12,337	12,400	12,337	39,057
Earnings from sales of land	—	4,160	357	12,651
Undeveloped land carrying costs	(2,757)	(2,458)	(10,403)	(8,204)
Impairment charges	—	(10,716)	(301,794)	(10,165)
Other operating expenses	(174)	(2,474)	(1,017)	(8,298)
General and administrative expense	(13,224)	(10,008)	(47,937)	(39,508)

	(1,275)	(2,463)	(338,561)	9,350

Operating income (loss)	64,587	70,107	(83,763)	279,568

Other Income (Expense)
Interest and other income (expense), net	305	228	1,229	1,451
Interest expense	(59,160)	(52,823)	(220,239)	(198,449)
Gain (loss) on debt transactions	(180)	1,953	20,700	1,953
Loss on business combinations	(63)	—	(1,062)	—

Income (loss) from continuing operations before income taxes	5,489	19,465	(283,135)	84,523

Income tax benefit (expense)	3,128	2,090	13,348	7,005
Valuation allowance on deferred tax asset	4,995	—	(7,278)	—

Income (loss) from continuing operations	13,612	21,555	(277,065)	91,528

Discontinued Operations:
Income (loss) before impairment and gain on sales	(58)	203	(439)	3,185
Impairment charges	—	(1,266)	(772)	(1,266)
Gain on sale of depreciable properties	1,618	5,021	6,786	16,961

Income (loss) from discontinued operations	1,560	3,958	5,575	18,880
Net income (loss)	15,172	25,513	(271,490)	110,408
Dividends on preferred shares	(18,362)	(18,388)	(73,451)	(71,426)
Gain on repurchase of preferred shares, net	—	14,046	—	14,046
Net (income) loss attributable to noncontrolling interests	157	(1,043)	11,340	(2,620)

Net income (loss) attributable to common shareholders	($3,033)	$20,128	($333,601)	$50,408

Basic net income (loss) per Common Share:
Continuing operations attributable to common shareholders	($0.02)	$0.10	($1.70)	$0.20
Discontinued operations attributable to common shareholders	$0.00	$0.03	$0.03	$0.13

Total	($0.02)	$0.13	($1.67)	$0.33

Diluted net income (loss) per Common Share:
Continuing operations attributable to common shareholders	($0.02)	$0.10	($1.70)	$0.20
Discontinued operations attributable to common shareholders	$0.00	$0.03	$0.03	$0.13

Total	($0.02)	$0.13	($1.67)	$0.33

Duke Realty Corporation

Statement of Funds From Operations

December 31, 2009

(In thousands, except per share amounts)

	Three Months Ended December 31, (Unaudited)
	2009			2008
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income (Loss) Attributable to Common Shares	($3,033)			$20,128
Less: Dividends on share based awards expected to vest	(391)			(415)

Net Income (Loss) Per Common Share - Basic	(3,424)	224,012	($0.02)	19,713	147,615	$0.13
Add back:
Noncontrolling interest in earnings of unitholders	—			1,025	7,299
Potentially dilutive securities

Net Income (Loss) Per Common Share - Diluted	($3,424)	224,012	($0.02)	$20,738	154,914	$0.13

Reconciliation to Funds From Operations (“FFO”)
Net Income (Loss) Attributable to Common Shares	($3,033)	224,012		$20,128	147,615
Adjustments:
Depreciation and amortization	85,453			83,996
Company share of joint venture depreciation and amortization	8,953			9,552
Earnings from depreciable property sales-wholly owned	(13,955)			(5,021)
Earnings from depreciable property sales-JV	—			—
Noncontrolling interest share of adjustments	(2,308)			(4,176)

Funds From Operations - Basic	75,110	224,012	$0.34	104,479	147,615	$0.71
Noncontrolling interest in earnings (loss) of unitholders	(89)	6,617		1,025	7,299
Joint venture partner convertible ownership option	—			1,708	4,284
Noncontrolling interest share of adjustments	2,308			4,176
Potentially dilutive securities		1,352			433

Funds From Operations - Diluted	77,329	231,981	$0.33	111,388	159,631	$0.70
(Gains) losses on debt transactions	180			(1,953)
Gains on preferred stock repurchases	—			(14,046)
Impairment charges and loss on business combination	63			11,431
Change in valuation allowance on deferred tax assets	(4,995)			—

Recurring Funds From Operations - Diluted	$72,577	231,981	$0.31	106,820	159,631	$0.67

	Twelve Months Ended December 31, (Unaudited)
	2009			2008
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income (Loss) Attributable to Common Shares	($333,601)			$50,408
Less income allocated to participating securities	(1,759)			(1,631)

Net Income (Loss) Per Common Share - Basic	(335,360)	201,206	($1.67)	48,777	146,915	$0.33
Add back:
Noncontrolling interest in earnings of unitholders	—			2,640	7,619
Potentially dilutive securities					19

Net Income (Loss) Per Common Share - Diluted	($335,360)	201,206	($1.67)	$51,417	154,553	$0.33

Reconciliation to Funds From Operations (“FFO”)
Net Income (Loss) Attributable to Common Shares	($333,601)	201,206		$50,408	146,915
Adjustments:
Depreciation and amortization	340,126			314,952
Company share of joint venture depreciation and amortization	36,966			38,321
Earnings (loss) from depreciable property sales-wholly owned	(19,123)			(16,961)
Earnings (loss) from depreciable property sales-JV	—			(495)
Noncontrolling interest share of adjustments	(11,514)			(16,527)

Funds From Operations - Basic	12,854	201,206	$0.06	369,698	146,915	$2.52
Noncontrolling interest in earnings (loss) of unitholders	(11,099)	6,687		2,640	7,619
Noncontrolling interest share of adjustments	11,514			16,527
Potentially dilutive securities		1,104			507

Funds From Operations - Diluted	13,269	208,997	$0.06	388,865	155,041	$2.51
(Gains) losses on debt transactions	(20,700)			(1,953)
Gains on preferred stock repurchases	—			(14,046)
Impairment charges and loss on business combination	303,271			11,431
Change in valuation allowance on deferred tax assets	7,278			—

Recurring Funds From Operations - Diluted	$303,118	208,997	$1.45	384,297	155,041	$2.48

Duke Realty Corporation

Balance Sheet

December 31, 2009

(In thousands, except per share amounts)

	December 31, 2009	December 31, 2008
ASSETS:
Rental Property	$6,390,119	$6,297,923
Less: Accumulated Depreciation	(1,311,733)	(1,167,113)
Construction in Progress	103,298	159,330
Land Held for Development	660,723	806,379

Net Real Estate Investments	5,842,407	6,096,519

Cash	147,322	22,532
Accounts Receivable	20,604	28,026
Straight-line Rents Receivable	131,934	123,863
Receivables on Construction Contracts	18,755	75,100
Investments in and Advances to Unconsolidated Companies	501,121	693,503
Deferred Financing Costs, Net	54,489	47,907
Deferred Leasing and Other Costs, Net	371,286	369,224
Escrow Deposits and Other Assets	216,361	234,209

Total Assets	$7,304,279	$7,690,883

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Secured Debt	$785,797	$507,351
Unsecured Notes	3,052,465	3,285,980
Unsecured Line of Credit	15,770	483,659
Construction Payables and Amounts due Subcontractors	43,147	105,227
Accrued Real Estate Taxes	84,347	78,483
Accrued Interest	62,971	56,376
Accrued Expenses	48,758	45,059
Other Liabilities	198,906	187,425
Tenant Security Deposits and Prepaid Rents	44,258	41,348

Total Liabilities	4,336,419	4,790,908

Preferred Stock	1,016,625	1,016,625
Common Stock and Additional Paid-in Capital	3,269,436	2,703,997
Accumulated Other Comprehensive Income	(5,630)	(8,652)
Distributions in Excess of Net Income	(1,355,086)	(867,951)

Total Shareholders’ Equity	2,925,345	2,844,019

Non-controlling Interest	42,515	55,956

Total Liabilities and Equity	$7,304,279	$7,690,883